Exhibit (a)(1)(R)

Offer to Purchase for Cash
up to 25,266,458 Ordinary Shares
of

STRATASYS LTD.
at AN INCREASED CASH OFFER PRICE OF
$24.00 PER SHARE

by

Nano Dimension Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK TIME, ON JULY 24, 2023 UNLESS THE OFFER IS EXTENDED OR EARLIER
TERMINATED.

                          July 10, 2023

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Nano Dimension Ltd. (the “Purchaser”), to act as Information Agent in connection with the Purchaser’s offer to purchase up to 25,266,458 outstanding ordinary shares, par value NIS 0.01 per share, of Stratasys Ltd. (“Stratasys” and “Stratasys Shares”, respectively), not already owned by the Purchaser, such that the Purchaser would own up to and no more than 51% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of owning at least 46% of the outstanding Stratasys Shares upon consummation of the offer, but in any event no less than 5% of the outstanding Stratasys Shares are tendered in the offer, at an increased price of $24.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest (the “Offer Price”), upon the terms of, and subject to the conditions to, the Offer to Purchase, dated May 25, 2023, as subsequently amended and supplemented, including by the Supplement to Offer to Purchase, dated June 27, 2023 and the Second Supplement to Offer to Purchase, dated July 10, 2023 (together with any subsequent amendments or supplements thereto, the “Offer to Purchase”) and the related Letter of Transmittal (which, as they may be further amended, supplemented, or otherwise modified from time to time, together constitute the “offer”) enclosed herewith. The description of the offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the offer set forth in the Offer to Purchase and Letter of Transmittal. Terms used herein but not otherwise defined herein have the definitions ascribed thereto in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Stratasys Shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the offer expires at 5:00 p.m., New York time, on July 24, 2023 (the “Expiration Date”), unless the offer is extended or earlier terminated.

Your attention is directed to the following:

1.      The increased Offer Price is $24.00 per Stratasys Share, to the seller in cash, less any applicable withholding taxes and without interest.

2.      The Purchaser has received approval from the Israel Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Stratasys Shares in the offer. The approval provides, among other things, that (1) shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Stratasys Shares after the listing of the Stratasys Shares in the United States on the Nasdaq Global Select Market (“Nasdaq”) in 2012; (b) they do not hold their Stratasys Shares through an Israeli broker or Israeli financial institution; (c) they are the beneficial owner (directly or indirectly) of less than 5% of the outstanding Stratasys Shares; (d) they certify that they are not, and at the date of purchase of their Stratasys Shares were not Israeli residents, as set forth in the Declaration Form; (e) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (f) with respect to shareholders that shall receive an aggregate payment in the offer that is in an amount in excess of US$300,001 and US$500,000, they timely submit in addition a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence; (2) payments to tendering shareholders hold their Stratasys Shares through an Israeli broker or Israeli financial institution will be made by the Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law, and (3) shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, unless such shareholders obtain a tax withholding certificate from the ITA, all as prescribed by Israeli tax law. Accordingly, if your client determines to tender his or her or its Stratasys Shares in the offer, you should also request instructions as to whether he or she or it is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) and submitting the accompanying documents (to the extent applicable to your client) or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and intend to provide a valid tax certificate issued by the Israel Tax Authority.

In general, if your client(s) certifies, by completing the Declaration Form, that it is (1) (A) NOT and at the date of purchase of its Stratasys Shares was not a “resident of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), and if your client is a (i) corporation, Israeli residents are NOT “controlling shareholders” of such corporation within the meaning of Section 68A of the Ordinance (i.e., that Israeli residents do not hold, directly or indirectly, 25.0% or more of the means to control such corporation) and Israeli residents are NOT the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) partnership that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, all as set forth in the Declaration Form, (B) it acquired its Stratasys Shares after the listing of the Stratasys Shares in the United States on Nasdaq in 2012, and (C) is the owner (directly or indirectly) of less than 5% of the outstanding Stratasys Shares, provided that (i) if your client is an individual, it timely provides a copy of its passport; and (ii) if your client shall receive an aggregate payment in the offer that is in an amount in excess of US$300,001 and US$500,000, it timely submits in addition a valid certificate of residency for tax purposes issued by the applicable tax authority of its country of residence, or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Stratasys Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Stratasys Shares tendered by them and accepted for payment by the Purchaser pursuant to the offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Section 11 of the Offer to Purchase.

With respect to U.S. backup withholding taxes, see Section 11 of the Offer to Purchase.

The Purchaser, with the assistance of the Depositary and The Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the Stratasys Shares on behalf of your clients pursuant to the offer) you tender Stratasys Shares in the offer through DTC, you will be able to classify, electronically, the Stratasys Shares into the following categories: (1) Stratasys Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form and providing the accompanying documents (to the extent applicable), that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) Stratasys Shares that are tendered on behalf of your clients who are not eligible for such exemption (“Category Two Shares”).

By so classifying, through such DTC system, you will be deemed to certify to the Depositary and to the Purchaser that based on a careful review of the Declaration Forms and accompanying documents (to the extent applicable) received by you, the Stratasys Shares that you classified as Category One Shares, are held by non-Israeli residents who provided the accompanying documents (to the extent applicable) and/or Eligible Israeli Broker(s). In addition, in order to confirm your eligibility to make such certification for Category One Shares, you must provide copies of such Declaration Forms and accompanying documents (to the extent applicable) as well as any additional information to the Information Agent (via e-mail and utilizing the specialized e-mail address at the end of this notice) that you will be requested to provide in connection therewith. You are reminded that the ITA may have the right to audit the Declaration Forms and accompanying documents (to the extent applicable), and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering Stratasys Shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA (by filing an Israeli income tax return). Alternatively, with respect to Category Two Shares, you may receive together with the Letter of Transmittal or Declaration Form certificates of exemption from Israeli withholding or reduced withholding. In such event, you must provide copies of such certificates to the Information Agent at its address set forth on the back of the Offer to Purchase. NOTE: A CLIENT OF YOURS THAT IS AN

ELIGIBLE ISRAELI BROKER MAY COMPLETE THE DECLARATION FORM IF IT IS HOLDING THE STRATASYS SHARES SOLELY ON BEHALF OF ITS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

3.      The Purchaser owns 9,695,115 Stratasys Shares, representing approximately 14.1% of the issued and outstanding Stratasys Shares. The offer is being made for up to 25,266,458 Stratasys Shares, or approximately 36.9% of the outstanding Stratasys Shares not owned by the Purchaser. Please see Section 7 of the Offer to Purchase.

4.      Shareholders may tender their Stratasys Shares or deliver Notices of Objection until 5:00 p.m., New York time, on the Expiration Date, unless the offer is extended or earlier terminated.

5.      Promptly following the Expiration Date, the Purchaser will publicly announce whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by the Purchaser. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by the Purchaser and if, with respect to each Stratasys Share held by a shareholder:

•     such shareholder has not yet responded to the offer,

•     such shareholder has notified the Purchaser (through you) of his or her objection to the offer, or

•     such shareholder has tendered such Stratasys Shares (through you) but have withdrawn (through you) such tender prior to the Expiration Date,

such shareholder will be afforded an additional four (4) calendar-day period following the Expiration Date, during which he or she may tender such Stratasys Shares (the “Additional Offer Period”). These dates will change if the Purchaser decides to extend the Offer Period. Shareholders may withdraw any previously tendered Stratasys Shares at any time prior to the Expiration Date, but not during the Additional Offer Period. See “Introduction,” Section 7 and Section 9 of the Offer to Purchase.

If, with respect to all or any portion of his or her Stratasys Shares, a shareholder objects to the offer during the Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such Stratasys Shares during the Additional Offer Period.

6.      The offer is conditioned on the valid tender of at least 21,838,853 Stratasys Shares, which is referred to as the Minimum Condition. The Purchaser does not expect to waive the Minimum Condition. The offer is conditioned on the valid tender of at least 3,427,606 Stratasys Shares, which is referred to as to the Threshold Condition. The Purchaser cannot waive the Threshold Condition as a matter of Israeli law. The offer is subject to additional customary conditions specified in the Offer to Purchase, including, among other things, (i) the Rights issued under Stratasys’s Rights Plan (as defined in the Offer to Purchase) must have been redeemed by Stratasys’s board of directors or Nano must be satisfied in its reasonable discretion that the Rights will not become exercisable as a result of the offer and (ii) the Change of Business Condition (as defined in the Offer to Purchase). The offer is not conditioned on the availability of financing or the approval of the board of directors of Stratasys. Please see Section 17 of the Offer to Purchase, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waivable by the Purchaser.

7.      Following the Expiration Date, in accordance with applicable law, the Purchaser will publicly announce whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by the Purchaser.

8.      If more than 25,266,458 Stratasys Shares are validly tendered and not properly withdrawn prior to the Final Expiration Date, the Purchaser will purchase 25,266,458 Stratasys Shares on a pro rata basis from all tendering shareholders. In these circumstances, the number of Stratasys Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Stratasys Shares validly tendered and not properly withdrawn by all shareholders prior to the Expiration Date. See Section 7 and Section 8 of the Offer to Purchase.

9.     Promptly following the Final Expiration Date, the Purchaser will announce the results of the offer and the Proration Factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Stratasys Shares accepted for payment pursuant to the offer will be paid promptly following the calculation of the final Proration Factor.

Explanation of Notice of Objection. Under Israeli law, the shareholders of Stratasys may respond to the offer by accepting the offer and tendering all or any portion of their Stratasys Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the offer by executing and delivering Notices of Objection. Alternatively, they may simply not respond to the offer and not tender their Stratasys Shares. It is a condition to the offer that, at 5:00 p.m., New York time, on the Expiration Date, the aggregate number of Stratasys Shares tendered in the offer is greater than the number of Stratasys Shares represented by Notices of Objection. If this and the other conditions to the offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional four calendar days to tender their Stratasys Shares in the offer, but Notices of Objection will no longer be accepted. See “Introduction” Section of the Offer to Purchase.

IF YOUR CLIENT DOES NOT WISH TO TENDER ANY SHARES IT MAY SIMPLY DO NOTHING.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER STRATASYS SHARES AND THEREAFTER, DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE STRATASYS SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER STRATASYS SHARES AND THEREAFTER, HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE STRATASYS SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME STRATASYS SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

For your information and for forwarding to your clients for whom you hold Stratasys Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.      Second Supplement to Offer to Purchase;

2.      Second Amended Letter of Transmittal for your use in accepting the offer and tendering Stratasys Shares and for the information of your clients;

3.      Second Amended Notice of Guaranteed Delivery; and

4.      Second Amended Notice of Objection for your use in objecting to the offer on behalf of your clients.

Payment for Stratasys Shares accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Stratasys Shares (or a confirmation of a book-entry transfer of the Stratasys Shares into the Depositary’s account at DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and (3) any other required documents, including a properly completed Declaration Form (“Declaration of Status of Israeli Income Tax Purposes”), which will be made available following the Final Expiration Date through the Tax Portal.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Stratasys Shares pursuant to the offer (other than to the Depositary and Information Agent). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Stratasys Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Enclosures

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the offer is:

1290 Avenue of the Americas, 9th floor
New York, NY 10104

For assistance call: (877) 668-1646